                                                                     EXHIBIT 3.6

  AMENDMENT TO BYLAWS OF IDEC PHARMACEUTICALS CORPORATION -- DECEMBER 21, 2001

         The Bylaws of the corporation are hereby amended as follows:

         1. Section 5 of Article II of the Bylaws is hereby amended and, as so amended, restated to read in its entirety as follows:

                  "Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statue or by the certificate of incorporation, may only be called by the chief executive officer, the president or the Chairman of the Board and shall be called by the chief executive officer, the president or the secretary at the request in writing of a majority of the Board of Directors."

         2. Section 7 of Article III of the Bylaws is hereby amended and, as so amended, restated to read in its entirety as follows:

                  "Section 7. Special meetings of the board may be called by the chief executive officer or the president on two (2) days' notice to each director by mail or forty-eight hours notice to each director either personally or by telegram; special meetings shall be called by the chief executive officer, the president or the secretary in like manner and on like notice on the written request of two directors unless the board consists of only one director, in which case special meetings shall be called by the president or secretary in like manner and on like notice on the written request of the sole director."

         3. Sections 1 through 10 of Article V of the Bylaws are hereby amended and, as so amended, restated to read in their entirety as follows:

                                   "ARTICLE V

                                    OFFICERS

                  Section 1. The officers of the corporation shall be chosen by the Board of Directors and shall be a chief executive officer, a president, a chief financial officer and a secretary. The Board of directors may elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board of Directors may also choose one or more vice-presidents, assistant chief financial officers and assistant secretaries. Any number of officers may be held by the same person, unless the certificate of incorporation or these bylaws otherwise provide.

                  Section 2. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a chief executive officer, a president, a chief financial officer and a secretary and may choose vice presidents.

                  Section 3. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

                  Section 4. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

                  Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

                            The Chairman of the Board

                  Section 6. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers as are, from time to time, assigned to him by the Board and as may be provided by law.

                  Section 7. In the absence of the Chairman of the Board, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He shall have and may exercise such powers as are, from time to time, assigned to him by the Board and as may be provided by law.

                           The Chief Executive Officer

                  Section 8. Subject to such supervisory powers, if any, as may be given by the Board to the Chairman of the Board, the chief executive officer shall preside at all meetings of the stockholders and in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board are carried into effect. He or she shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the corporation.

                        The President and Vice-Presidents

                  Section 9. The president shall, in the event there be no chief executive officer or in the absence of the chief executive officer or in the event of his or her disability or refusal to act, perform the duties of the chief executive officer, and when so acting, shall have the powers of and subject to all the restrictions upon the chief executive officer. The president shall perform such other duties and have such other powers as may from time to time be prescribed for such person by the Board, the Chairman of the Board, the chief executive officer or these bylaws.

                  Section 10. The vice-president (or in the event there be more than one, the vice-presidents in the order designated by the directors, or in the absence of any designation, in the order of their election), shall, in the absence of the president or in the event of his or her disability or refusal to act, perform the duties of the president, and when so acting, shall have the powers of and subject to all the restrictions upon the president. The vice-president(s) shall perform such other duties and have such other powers as may from time to time be prescribed for by the Board, the president, the Chairman of the Board or these bylaws."

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